Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 17th day of June, 2004, by and between NEOPHARM, INC., a Delaware corporation (the “Company”) and GREGORY P. YOUNG (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive and the Executive desires to accept such employment, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.                                       Employment.  Throughout the Term (as defined in Section 2 below), the Company shall employ Executive as provided herein, and Executive hereby accepts such employment.  In accepting such employment, Executive states that, to the best of his knowledge, (i) he is not now, and by accepting such employment, will not be, under any restrictions in the performance of the duties contemplated under this Agreement as a result of the provisions of any prior employment agreement or non-compete or similar agreement to which Executive is or was a party; and (ii) he will not make use of or reveal to anyone employed by or affiliated with the Company any information that is of a confidential or proprietary nature which he has obtained or which has been disclosed to him as a result of his position with any entity with which he has been previously employed or affiliated.

2.                                       Term of Employment.  The term of Executive’s employment by the Company hereunder shall commence on July 13, 2004, or such earlier date as Executive and the Company may mutually agree (the “Effective Date”) and shall continue thereafter unless sooner terminated as a result of Executive’s death or in accordance with the provisions of Section 7 below (the “Term”).

3.                                       Duties.  Throughout the Term, and except as otherwise expressly provided herein, Executive shall be employed by the Company as the President and Chief Executive Officer (“CEO”) of the Company.  In such capacity, Executive shall devote his full time to the performance of his duties as President and CEO of the Company in accordance with the Company’s By-laws, this Agreement and the directions of the Company’s Board of Directors.  In addition, the Company shall promptly appoint Executive to the Board and thereafter nominate Executive as a nominee for election to the Board and solicit proxies for his election for so long as this Agreement is in effect.  Without limiting the generality of the foregoing, throughout the Term, Executive shall faithfully perform his duties as President and CEO at all times so as to promote the best interests of the Company.

4.                                       Compensation.

(a)                                  Base Salary.  For any and all services performed by Executive under this Agreement during the Term, in whatever capacity, the Company shall pay to Executive an annual salary of Three Hundred Twenty-Five Thousand Dollars ($325,000) per year (the “Base Salary”), less any and all applicable federal, state and local payroll and withholding taxes.  The Base Salary shall be paid in the same increments as the Company’s normal payroll, but no less frequent than monthly and prorated, however, for any period of less than a full month.  The Salary will be reviewed annually by the Compensation Committee of the Board of Directors and a determination shall be made at that time as to the appropriateness of an increase, if any, thereto.

(b)                                 Sign-On Bonus.  If the Executive commences employment with the Company on or before July 13, 2004, the Company will pay Executive a sign-on bonus of Ninety-Seven Thousand Five Hundred Dollars ($97,500) (the “Sign-on Bonus”) with such Sign-on Bonus, if earned, being paid in two installments, with the first installment of Twenty-Five Thousand ($25,000) being paid upon the Effective Date, with the balance of Seventy-Two Thousand Five Hundred ($72,500) being paid in a second installment payment on February 15, 2005.

(c)                                  Bonus.  In addition to the Base Salary, Executive shall be eligible to receive from the Company an annual incentive compensation bonus (the “Bonus”) based on a percentage of his Base Salary.  The Bonus, if any, shall be determined based on the achievement by the Company of certain specific strategic plans and goals (the “Performance Goals”) during the preceding calendar year (the “Measurement Period”) as shall be determined by the Board in consultation with the Executive.  The initial Performance Goals will be established by the Board within ninety (90) days of Executive’s employment hereunder.  Thereafter, the Performance Goals for each Measurement Period shall be established as promptly as possible in each such Measurement Period, with the expectation that the Performance Goals be in place each year prior to distribution of the Company’s annual proxy materials.  Following each Measurement Period, the Compensation Committee of the Board shall review the Performance Goals for the prior Measurement Period in light of the Company’s actual performance during such Measurement Period as reflected on the Company’s audited financial statements.  Achievement of various levels of the Performance Goals shall result in the following payments as a percentage of Salary:

Level of Achievement	Bonus as Percent of Salary
Below Threshold	0%
Threshold Goal	20-50%
Target Goal	50%
Overachievement Goal	50-80%

Payment of each year’s Bonus, if any, shall be made within thirty (30) days after the Company’s performance for the Measurement Period is established on the basis of the Company’s audited financial statements.  In addition, and at its sole discretion, the Board may award additional compensation to Executive based on Executive’s contributions to the Company.  For the 2004 Measurement Period, the Bonus, if any, shall be prorated to take into account the shortened Measurement Period.

5.                                       Benefits and Other Rights.  In consideration for Executive’s performance under this Agreement, the Company shall provide to Executive the following benefits:

(a)                                  The Company will provide Executive with cash advances for or reimbursement of all reasonable out-of-pocket business expenses incurred by Executive in connection with his employment hereunder;  provided, however, Executive adheres to any and all reasonable policies established by the Company from time to time with respect to such reimbursements or advances, including, but not limited to, a requirement that Executive submit supporting evidence of any such expenses to the Company.

(b)                                 The Company will provide Executive with a monthly car allowance in the amount of Six Hundred Dollars ($600.00) subject to standard payroll withholding for taxes.

(c)                                  The Company will reimburse Executive for the cost of financial and estate planning up to a maximum of $3,000 per year.

(d)                                 The Company will provide Executive and his family with the opportunity to receive group medical coverage under the terms of the Company’s health insurance plan, but subject to completion of normal waiting periods.  During any such waiting period, the Company will pay, or reimburse Executive for, the cost of COBRA coverage for Executive and his family under his prior health plan.

(e)                                  During the Term the Executive shall be entitled to four (4) weeks paid vacation, it being understood and agreed that unused vacation shall not be carried over from one year to the next.

(f)                                    During the Term Executive shall be eligible to participate in the Company’s 401(k) program and life insurance programs, if any, subject to satisfying any eligibility requirements for said benefits.

6.                                       Options.

(a)                                  The Company shall grant to Executive options pursuant to the Company’s 1998 Equity Incentive Plan (the “Option Plan”), as amended, to purchase 250,000 shares of the Company’s common stock (the “Initial Options”) at an option exercise price of 85% of the Fair Market Value (as determined under the Option Plan) of the Company’s common stock as of the Effective Date, which date shall be the date of grant of the Initial Options for purposes of the Option Plan (the “Date of Grant”).  The Initial Options shall vest in equal installments of 62,500 Initial Options per year on each of the first four anniversaries of the Date of Grant.  The Initial Options shall not be exercisable subsequent to the date ten (10)

years after the Date of Grant. In all other respects the Initial Options shall be governed by the terms and conditions of the Option Plan.

(b)                                 Contingent Options.  As additional consideration for Executive to accept employment, and as an incentive to enhance the performance of the Company, the Company will reserve an additional 350,000 options under the Option Plan (the “Contingent Options”) for possible grant to Executive upon satisfaction of the following conditions to grant:

(i)                                     If during the Term, the closing stock price for the Company’s common stock as reported in the Wall Street Journal, or if the Wall Street Journal shall not then be published, such other national business paper as shall be selected by the Company, on the National Association of Securities Dealers Inc.’s Nasdaq National Market, or, if the Company’s common stock is not then traded on the Nasdaq National Market, such other market which the Company may hereafter designate as the principal trading market for the Company’s common stock (the “Trading Market”) is: (x) in excess of $18.00 per share for ten (10) consecutive “Trading Days” (as used herein Trading Days shall mean days when the Trading Market is open for business and the common shares of the Company are actively traded), the Company will promptly thereafter grant to Executive 50,000 additional options at an exercise price equal to the Fair Market Value of the Company’s common stock at the date of grant of such options, with such options vesting at the rate of 12,500 options per year on each of the next four anniversaries of the date of grant in accordance with the terms of the Option Plan, (y) in excess of $25.00 per share for ten (10) consecutive Trading Days, the Company will promptly grant to Executive another 50,000 options at an exercise price equal to the Fair Market Value of the Company’s common stock at the date of grant of such options, with such options vesting at the rate of 12,500 options per year on each of the next four anniversaries of the date of grant in accordance with the terms of the Option Plan, and (z) in excess of $35.00 per share for ten (10) consecutive Trading Days, the Company will promptly grant to Executive an additional 250,000 options at an exercise price equal to the Fair Market Value of the Company’s common stock at the date of grant of such options, with none of such 250,000 options, however, vesting until the third anniversary of the date of grant.

(ii)                                  All of the Contingent Options, and the target stock prices for the grant of such Contingent Options as set forth in § 6(b)(i) shall be adjusted, if necessary, to accurately and equitably reflect any stock dividends, stock splits or other stock adjustments that may be announced from time to time by the Company during the Term.

7.                                       Termination of the Term.

(a)                                  The Company shall have the right to terminate the Term under the following circumstances:

(i)                                     Executive shall die;

(ii)                                  With or without Cause, as herein defined, effective upon written notice to Executive by the Company; or,

(iii)                               Upon or within one (1) year following a Change of Control, as herein defined.

(b)                                 Executive shall have the right to terminate the Term under the following circumstances:

(i)                                     At any time upon sixty (60) days prior written notice to the Company; or

(ii)                                  For Good Reason, as herein defined, upon or within one (1) year following a Change of Control.

(c)                                  For purposes of this Agreement, “Cause” shall mean:

(i)                                     Executive shall be convicted of the commission of a felony or a crime involving dishonesty, fraud or moral turpitude;

(ii)                                  Executive has engaged in acts of fraud, embezzlement, theft or other dishonest acts against the Company;

(iii)                               Executive commits an act which negatively impacts the Company or its employees including, but not limited to, engaging in competition with the Company, disclosing confidential information or engaging in sexual harassment, discrimination or other human rights-type violations;

(iv)                              Executive’s gross neglect or willful misconduct in the discharge of his duties and responsibilities; or

(v)                                 Executive’s repeated refusal to follow the lawful direction of the Board of Directors or supervising officers.

(d)                                 For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following:

(i)                                     The acquisition (other than by a direct purchase of shares from the Company) by any “person,” including a “syndication” or “group”, as those terms are used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (other than any such person currently owning in excess of the following amount), of securities representing 20% or more of the combined voting power of the Company’s then outstanding voting securities, which is any security that ordinarily possesses the power to vote in the election of the Board of Directors of a corporation without the happening of any precondition or contingency;

(ii)           The Company is merged or consolidated with another corporation and immediately after giving effect to the merger or consolidation less than 80% of the outstanding voting securities of the surviving or resulting entity are then beneficially owned in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determinate the stockholders of the Company entitled to vote on such merger or consolidation, the stockholders of the Company as of such record date;

(iii)          If at any time during a calendar year a majority of the directors of the Company are not persons who were directors at the beginning of the calendar year or are not persons who were nominated or approved for election by a majority of directors who were directors at the beginning of the year (or are deemed to have been in office as of such date through the prior operation of this provision); or

(iv)          The Company transfers substantially all of its assets to another corporation which is a less than 80% owned subsidiary of the Company.

(e)                                  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events which continues uncured for a period of not less than thirty (30) days following written notice given by the Executive to the Company within fifteen (15) days following the occurrence of such event, unless the Executive specifically agrees in writing that such event shall not be Good Reason:

(i)                                     Any material breach of this Agreement by the Company;

(ii)                                  Any failure to continue the Executive as an executive officer of the Company;

(iii)                               The requirement by the Company that Executive perform his services hereunder primarily at a location outside of the metropolitan Chicago, Illinois area; or

(iv)                              The reduction of the Employee’s Base Salary below the amount set forth in Section 4(a) above without the written consent of Executive.

8.                                       Effect of Expiration or Termination of the Term.  Promptly following the termination of the Term, and except otherwise expressly agreed to by the Company, Executive shall:

(a)                                  Immediately resign from any and all other positions or committees which Executive holds or is a member of with the Company or any subsidiary of the Company, including, but not limited to, as an officer and director of the Company or any subsidiary of the Company.

(b)                                 Provide the Company with all reasonable assistance necessary to permit the Company to continue its business operations without interruption and in a manner consistent with reasonable business practices; provided, however, that such transition period shall not exceed thirty (30) days after termination nor require more than twenty (20) hours of Executive’s time per week and Executive shall be promptly reimbursed for all out-of-pocket expenses.

(c)                                  Deliver to the Company possession of any and all property owned or leased by the Company which may then be in Executive’s possession or under his control, including, without limitation, any and all such keys, credit cards, automobiles, equipment, supplies, books, records, files, computer equipment, computer software and other such tangible and intangible property of any description whatsoever.  If, following the expiration or termination of the Term, Executive shall receive any mail addressed to the Company, then Executive shall immediately deliver such mail, unopened and in its original envelope or package, to the Company;

(d)                                 Other than as specifically provided in this Section 8, upon a termination of employment all other benefits and/or entitlements to participate in programs or benefits, if any, will cease as of the effective date of such termination

(e)                                  Upon termination of the Executive pursuant to § 7(a)(ii), without Cause, following the six (6) month anniversary of the Effective Date, the Company shall provide Executive with Base Salary continuance, subject to § 8(h), for twelve (12) months (a “Salary Continuance”) at the rate in effect immediately prior to termination.

(f)                                    Upon termination of Executive pursuant to § 7(a)(i) and § 7(a)(ii) with Cause or § 7(b)(i), the Company shall pay Executive or Executive’s estate all Base Salary accrued, but unpaid, as of the date of such termination.

(g)                                 Upon termination of Executive pursuant to §7(a)(iii) or § 7(b)(ii), the Company shall:  (i) provide Executive with Salary Continuance for twelve (12) months at the rate in effect immediately prior to termination, plus (ii) a lump sum payment equal to one hundred percent (100%) of the Bonus, if any, paid to Executive for the calendar year immediately preceding such termination, plus (iii) all of Executive’s then unvested options, if any, previously issued pursuant to the Option Plan shall immediately vest and be exercisable as provided in the Option Plan.

(h)                                 In the event that Executive shall be entitled to receive a Salary Continuance pursuant to § 8(e), such Salary Continuance shall continue only until such time as Executive shall have accepted another full-time position.  In addition, in the event that Executive shall perform consulting or other services during the period he is receiving any Salary Continuance for which he shall receive compensation, all compensation shall be reported to the Company and shall be offset against any remaining Salary Continuance payments.  Failure of Executive to promptly report the receipt of any compensation from a third party or the acceptance of a new position shall entitle the Company to terminate all remaining Salary Continuance and to seek restitution for any payments made to Executive subsequent to such job acceptance or compensation receipt.

(i)                                     Any Salary Continuance payments shall be made in accordance with the usual payroll practices which were applicable prior to termination. Except as otherwise specifically set forth herein, any and all payments made pursuant to this Agreement shall be net of any and all applicable federal, state and local payroll and withholding taxes.

(j)                                     If the Company or the Company’s accountants determine that the payments called for under Section 8(g) of this Agreement either alone or in conjunction with any other payments or benefits made available to the Executive by the Company will result in the Executive being subject to an excise tax (“Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or if an Excise Tax is assessed against Executive as a result of such payments or other benefits, the Company shall make a Gross-Up Payment (as defined below) to or on behalf of Executive as and when such determination(s) and assessments(s), as appropriate, are made, subject to the conditions of this subsection (j).  A “Gross-Up Payment” shall mean a payment to or on behalf of Executive that shall be sufficient to pay (i) any Excise Tax in full, (ii) any federal, state and local income tax and Social Security or other employment tax on the payment made to pay such Excise Tax as well as any additional Excise Tax on the Gross-Up Payment, and (iii) any interest or penalties assessed by the Internal Revenue Service on Executive if such interest or penalties are attributable to the Company’s failure to comply with its obligations under this subsection (j) or applicable law.  Any determination under this subsection (j) by the Company or the Company’s accountants shall be made in accordance with Section 280G of the Code, any applicable related regulations (whether proposed, temporary or final), any related Internal Revenue Service rulings and any related case law, and shall assume that Executive shall pay Federal income taxes at the highest marginal rate in effect for the year in which the Gross-Up Payment is made and state and local income taxes at the highest marginal rate in effect in the state of Executive’s residence for such year.  Executive shall take such action (other than waiving Executive’s right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge such tax.  If the Company reasonably requests that Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment and Executive complies with such request, the Company shall provide Executive with such information and such expert advice and assistance from the Company’s accountants, lawyers and other advisors as Executive may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.  Subject to the provisions of this subsection (j), all determinations required to be made under this subsection (j), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made, after receiving the prior approval of the Audit Committee of the Board of Directors, by the public accounting firm that is retained by the Company as of the date immediately prior to the Change of Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within thirty (30) business days of receipt of notice from the Company or Executive that there has been a payment that could trigger a Gross-Up Payment, or such earlier time as is requested by the Company (collectively the “Determination”).  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, or in the event that the Audit Committee of the Board of Directors shall not approve of the accountants’ performing such services, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.  The Gross-Up Payment under this subsection (j) with respect to any payments shall be made no later than sixty (60) days following such payments.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  The Determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that the Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In the event that Executive thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive.  In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax as herein set forth, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive to or for the benefit of the Company.  Executive shall cooperate, to the extent Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

9.                                       Restrictive Covenants for Executive.  Executive hereby covenants and agrees with the Company that for so long as Executive is employed by the Company and for a period (the “Restricted Period”) of twelve (12) months after the termination of such employment for any reason, Executive shall not, without the prior written consent of the Company, which consent shall be within the sole and exclusive discretion of the Company, either directly or indirectly, on his own account or as an executive, consultant, agent, partner, joint venturer, owner, officer, director or shareholder of any other person, firm, corporation, partnership, limited liability company or other entity:

(a)                                  Perform services for the Competing Business, as hereinafter defined, that are substantially similar in whole or in part to those that he performed for the Company in his role as President and CEO, including specifically, but not limited to, the research, development, sale or marketing of drug or non-drug products or the management of individuals involved in the research, development, sale or marketing of drug or non-drug products.  For purposes of this covenant, the term “Competing Business” shall mean any entity engaged in the research, development, marketing or sale of drug and nondrug products which are competitive with:  (1) those products being marketed by the Company at the time of Executive’s termination; or (2) those products that Executive was aware were under research and development by the Company and expected to be marketed within four years of Executive’s termination.  This covenant shall apply only within the “Territory” which is defined as the fifty states of the United States.  Executive recognizes and agrees that in capacity of President and CEO, his duties extend throughout the entire service area of the Company which includes, at a minimum, the fifty states of the United States and that, because of the executive nature of Executive’s position with the Company, in order to afford the Company protection from unfair competition by the Executive following his termination of employment, this covenant must extend throughout the stated Territory.  Executive further acknowledges that this covenant does not prohibit him from engaging in his entire trade or business but only a very limited segment of the pharmaceuticals industry;

(b)                                 Solicit any current supplier, customer, employee, or client of the Company with whom Executive dealt, or with whom anyone in Executive’s direct chain of command dealt, on behalf of the Company within the year preceding Executive’s termination of employment, for the purpose of researching, developing or purchasing, selling or marketing drug or non-drug products, which are competitive with:  (1) those products being marketed by the Company at the time of Executive’s termination; or (2) those products that Executive was aware were under development by the Company and expected to be marketed within four years of Executive’s termination;

(c)                                  All ideas, inventions, trademarks, and other developments or improvements conceived or developed by the Executive, alone or with others, during the term of this Agreement, whether or not during working hours that are within the scope of the Company’s business operations, or that relate to any Company work or projects, shall be conclusively presumed to have been created for or on behalf of the Company as part of the Executive’s services to the Company (“Development”).  Executive shall disclose promptly to Company any and all such Developments.  Such Developments are the exclusive property of the Company without the payment of consideration therefore, and the Executive hereby transfers, assigns and conveys all of the Executive’s right, title and interest in any such Developments to the Company and agrees to execute and deliver any documents that the Company deems necessary to effect such transfer on the demand of the Company.  The Executive agrees to assist the Company, at its expense, to obtain patents on any such patentable Developments, and agrees to execute all documents necessary to obtain such patents in the name of the Company.  This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive’s own time unless:  (1) the invention relates (a) to the business of the Company or (b) to the Company’s actual demonstratively anticipated research and development, or (2) the invention results from any work performed by the Executive for the Company.

(d)                                 Executive recognizes and understands that Executive’s duties at the Company may include the preparation of materials, including written or graphic materials and other Developments, and that any such materials conceived or written by Executive shall be deemed a “work made for hire” as defined and used in the Federal Copyright Act, 17 U.S.C. § 101.  In the event of publication of such materials, Executive understands that since such work is “work made for hire,” the Company shall solely retain and own all rights in such materials, including any right of copyright.

10.                                 Confidentiality.  The Executive acknowledges that during the period of his employment by the Company, and in his performance of services hereunder, he will be placed in a relationship of trust and confidence regarding the Company and its affairs.  In the course of and due to that relationship he will have contact with the Company’s customers, suppliers, affiliates, and distributors and their personnel.  In the course of the aforesaid relationship, he will have access to and will acquire confidential information relating to the business and operations of the Company, including, without limitation, information relating to processes, plans and methods of operation of the Company.  The Executive acknowledges that any such information that is not a trade secret, nonetheless constitutes confidential information as between himself and the Company, that the disclosure thereof (or of any information which he knows relates to confidential, trade, or other secret aspects of the Company’s business) would cause substantial loss to the goodwill of the Company, and will continue to be made known to Executive only because of the position of trust and confidence which he will continue to occupy hereunder.  In view of the foregoing, and in consideration of the covenants and premises of this Agreement, the Executive agrees that he will not, at any time during the term of his employment, and for a period of twelve months thereafter, disclose to any person, firm or company any trade secrets or confidential information or such ideas which he may have acquired or developed or may acquire or develop relating to the business of the Company while serving the Company as an executive.

11.                                 Remedies.

(a)                                  The covenants of Executive set forth in Sections 9 and 10 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce the Company to enter into this Agreement.  Each of the aforesaid covenants may be availed of, or relied upon, by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including, but not limited to, reasonable attorney’s fees upon trial and appeal) suffered by the Company arising out of any breach of the aforesaid covenants by Executive.  The covenants of Executive set forth in this Agreement are cumulative to each other and to all other covenants of Executive in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended.

(b)                                 Each of the covenants contained in Sections 9 and 10 above shall be construed as agreements which are independent of any other provision of this Agreement, and the existence of any claim or cause of action by any party hereto against any other party hereto, of whatever nature, shall not constitute a defense to the enforcement of such covenants.  If any of such covenants shall be deemed unenforceable by virtue of its scope in terms of geographical area, length of time or otherwise, but may be made enforceable by the imposition of limitations thereon, Executive agrees that the same shall be enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought.  The parties hereto hereby authorize any court of competent jurisdiction to modify or reduce the scope of such covenants to the extent necessary to make such covenants enforceable.

(c)                                  In the event that Executive believes that the Company is in violation of a material obligation owed to Executive under this Agreement, and the Executive has given notice of such violation to the Company requesting that the Company cure such violation, and within twenty (20) business days the Company has not undertaken steps to cure such violation or to provide information to Executive demonstrating that the Company is not in violation of the Agreement, and as a result of such failure to cure or dispute such violation, the Executive terminates the Agreement in accordance with Section 7(b), Executive shall not be barred from seeking employment with a competitor notwithstanding the restriction of Section 9(a); provided, however, that all other restrictions contained in this Agreement, including, but not limited to, the covenants in Section 9(a) and in Section 10, shall remain in full force and effect.

12.                                 Enforcement Costs.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal and other post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.  Attorney’s fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

13.                                 Indemnification.  The Company covenants and agrees that, to the extent permitted by applicable law, it will indemnify and hold Executive harmless from any and all liability, loss, damage, cost and expense (including reasonable attorneys’ fees) which Executive may incur, suffer or be required to pay and which result from or arise in connection with any act by the Company, or on the Company’s behalf by any of the Company’s officers, directors, employees, consultants, representatives or agents, which act occurred prior to the Effective Date and in which Executive did not, directly or indirectly, participate.

14.                                 Notices.  Any and all notices necessary or desirable to be served hereunder shall be in writing and shall be

(a)                                  personally delivered, or

(b)                                 sent by certified mail, postage prepaid, return receipt requested, or guaranteed overnight delivery by a nationally recognized express delivery company, in each case addressed to the intended recipient at the address set forth below.

(c)                                  For notices sent to the Company:

NeoPharm, Inc.

150 Field Drive, Suite 195

Lake Forest, Illinois 60045

Telephone No.: (847) 295-8678

Facsimile No.: (847) 295-8654

(d)                                 For notices sent to Executive:

Mr. Gregory P. Young

Either party hereto may amend the addresses for notices to such party hereunder by delivery of a written notice thereof served upon the other party hereto as provided herein.  Any notice sent by certified mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears.

15.                                 Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior negotiations, agreements and understandings are merged herein.  This Agreement may not be modified or revised except pursuant to a written instrument signed by the party against whom enforcement is sought.

16.                                 Severability.  The invalidity or unenforceability of any provision hereof shall not affect the enforceability of any other provision hereof, and except as otherwise provided in Section 11 above, any such invalid or unenforceable provision shall be severed from this Agreement.

17.                                 Waiver. Failure to insist upon strict compliance with any of the terms or conditions hereof shall not be deemed a waiver or such term or condition, and the waiver or relinquishment of any right or remedy hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or remedy at any other time or times.

18.                                 Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of laws provisions.  Each party hereto hereby (a) agrees that any litigation which may be initiated with respect to this Agreement or to enforce rights granted hereunder shall be initiated in a court located in Cook County, Illinois and (b) consents to personal jurisdiction of such courts for such purpose.

19.                                 Benefit and Assignability. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The rights and obligations of Executive hereunder are personal to him, and are not subject to voluntary or involuntary alienation, transfer, delegation or assignment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

NEOPHARM, INC.

By:	s/ Erick E. Hanson
Its:	Chairman of the Corp. Gov. Committe

EXECUTIVE:

s/ Gregory P. Young
GREGORY P. YOUNG